UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 30, 2004

NEW YORK COMMUNITY BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 0-31565	No. 06-1377322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

615 Merrick Avenue Westbury, New York	11590
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 683-4100

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 30, 2004, New York Community Bancorp, Inc. (the “Registrant”) entered into an Amended and Restated Employment Agreement (the “Agreement”) with Michael P. Puorro, who will continue to serve as Executive Vice President and Chief Financial Officer of the Registrant and Executive Vice President of New York Community Bank (the “Bank”). The Agreement supersedes Mr. Puorro’s previous employment agreement dated June 27, 2003 with the Registrant and the Bank (as successor to The Roslyn Savings Bank, “Roslyn”).

The Agreement has an initial term of three years with daily extensions such that the term of the Agreement will always be three years unless written notice is provided by either party, but in no event may the term of the Agreement extend beyond the last day of the month in which Mr. Puorro attains the age of 65. The Agreement provides for a base salary that will be reviewed annually and may be increased. In addition to the base salary, the Agreement provides for, among other things, an annual cash bonus, participation in benefits plans and other fringe benefits applicable to executive personnel of the Registrant or the Bank generally. The payment of an annual cash bonus will be at the discretion of the Registrant’s Board of Directors; except that, in accordance with the terms of his previous employment agreement, Mr. Puorro will receive a minimum bonus of $100,000 if he is employed by the Bank on December 31, 2004 or if, prior to December 31, 2004, the Registrant terminates his employment for reasons other than cause or if Mr. Puorro resigns as a result of constructive termination as contemplated in the Agreement.

Under the Agreement, the Registrant may terminate Mr. Puorro for just cause (as defined in the Agreement) at any time. If the Registrant chooses to terminate Mr. Puorro’s employment not for just cause, or if he resigns as a result of a constructive termination as contemplated under the Agreement (which is defined to include Mr. Puorro’s voluntary resignation with at least forty-five days prior written notice at any time during the sixty day period beginning on October 1, 2005 and ending on November 30, 2005), the Registrant would be required to pay Mr. Puorro an amount equal to three times the sum of his base salary and annual bonus for the last full calendar year prior to the date of termination plus the value of the benefits that Mr. Puorro would have received for the three years following the date of termination had he been employed for that three year period and to continue Mr. Puorro’s welfare benefits for three years following his date of termination. In addition, any stock options, restricted stock or other equity-based awards previously awarded to Mr. Puorro by Roslyn or the Registrant that are outstanding on the date of his termination of employment will immediately vest and become exercisable.

Following a change in control of the Registrant, the Agreement also provides for severance payments to Mr. Puorro if he resigns as a result of constructive termination as contemplated under the Agreement or if his employment is terminated (other than for just cause). Any such severance payment will be reduced by the amount of any payments and benefits provided to Mr. Puorro as described in the immediately preceding paragraph as a result of constructive termination or termination without just cause. These payments will equal three times the average of the five preceding taxable years’ annual compensation (including base salary, annual bonus, income realized as a result of the vesting of any restricted stock granted to Mr. Puorro, the fair market value of allocations made on Mr. Puorro’s behalf to any tax-qualified defined contribution retirement plan and the fair market value of credits made on Mr. Puorro’s behalf under any non-tax qualified supplemental retirement plan, in each case except to the extent excluded under the terms of the Agreement). The Registrant would also continue Mr. Puorro’s life, health, and disability coverage for thirty-six months and would continue specified fringe benefits for the remainder of the term of the Agreement. In addition, any stock options, restricted stock or other equity-based awards previously awarded to Mr. Puorro by Roslyn or the Registrant that are outstanding on the date of his termination of employment will immediately vest and become exercisable. Mr. Puorro would also be entitled to receive an additional tax indemnification payment if payments under the Agreement or otherwise triggered liability under Internal Revenue Code Section 4999 for the excise tax applicable to “excess parachute payments.”

The Registrant will pay all reasonable costs and legal fees paid or incurred by Mr. Puorro under any dispute or question of interpretation relating to Mr. Puorro’s termination of employment if he is successful on the merits in a legal judgment, arbitration or settlement. The Agreement also provides that the Registrant will indemnify Mr. Puorro to the fullest extent legally allowable for all expenses and liabilities he may incur in connection with any suit or proceeding in which he may be involved by reason of his having been a director or officer of the Registrant or any of its affiliates.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.1 New York Community Bancorp, Inc. Amended and Restated Employment Agreement, effective as of November 30, 2004, by and among New York Community Bancorp, Inc., New York Community Bank, and Michael P. Puorro.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW YORK COMMUNITY BANCORP, INC. (Registrant)

Date: December 6, 2004	By:	/s/ Joseph R. Ficalora
	Name:	Joseph R. Ficalora
	Title:	President and Chief Executive Officer